As filed with the Securities and Exchange Commission on April 1, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______

BIORESTORATIVE THERAPIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

91-1835664
(I.R.S. Employer Identification No.)

40 Marcus Drive, Suite One, Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

BioRestorative Therapies, Inc. 2010 Equity Participation Plan
(Full Title of the Plan)

Mark Weinreb Chief Executive Officer BioRestorative Therapies, Inc. 40 Marcus Drive, Suite One Melville, New York 11747 (Name and Address of Agent for Service)	Copy to: Fred S. Skolnik, Esq. Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11554 (516) 296-7048
(631) 760-8100
(Telephone Number, Including Area Code,
of Agent for Service)
_______
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ____	Accelerated filer ____
Non-accelerated filer ____	Smaller reporting company _X_

This Registration Statement covers an additional 1,250,000 shares of common stock, $0.001 par value per share (“Common Stock”), of BioRestorative Therapies, Inc. (the “Registrant”) available for issuance under the Registrant’s 2010 Equity Participation Plan (the “2010 Plan”).  This Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the 2010 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of Common Stock of the Registrant.

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock (par value $0.001 per share)	15,000	(1)	$3.70		$55,500		$5.59
Common Stock (par value $0.001 per share)	15,000	(2)	$4.40		$66,000		$6.65
Common Stock (par value $0.001 per share)	360,450	(3)	$7.00		$2,523,150		$254.09
Common Stock (par value $0.001 per share)	1,250,000	(4)	$4.325	(5)	$5,406,250	(5)	$544.41
Total							$810.74

(1)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $3.70 per share of Common Stock.

(2)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $4.40 per share of Common Stock.

(3)	Represents the issuance of shares of Common Stock issuable upon the exercise of options which have been granted under the 2010 Plan at an exercise price of $7.00 per share of Common Stock.

(4)	Represents the issuance of shares of Common Stock issuable under the 2010 Plan (inclusive of shares issuable upon exercise of outstanding options, assuming that such options lapse unexercised).

(5)
Calculated solely for purposes of the registration fee for this offering and in accordance with paragraphs (c) and (h)(1) of Rule 457 of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices of the Registrant’s shares of Common Stock as quoted on the OTCQB market on March 24, 2016.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by the Registrant to register an additional 1,250,000 shares of Common Stock as to which options or awards may be granted under the 2010 Plan.

On May 27, 2014, the Registrant filed a Registration Statement on Form S-8 (File Number 333-196299) (the “May 2014 Registration Statement”) in order to register 555,000 shares of Common Stock issuable under the 2010 Plan.  On April 9, 2015, the Registrant filed a Registration Statement on Form S-8 (File Number 333-203310) (the “April 2015 Registration Statement”, and together with the May 2014 Registration Statement, the “Prior Registration Statements”) in order to register 400,000 shares of Common Stock issuable under the 2010 Plan.  The number of shares registered pursuant to the Prior Registration Statements gives retroactive effect to the 1-for-20 reverse split of the Registrant’s shares of common stock effected as of July 7, 2015.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, including the documents incorporated by reference therein, are hereby incorporated by reference into this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

Incorporated herein by reference are the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	Annual Report on Form 10-K for the year ended December 31, 2015.

(b)	Current Report on Form 8-K filed January 15, 2016.

(c)	Current Report on Form 8-K filed January 27, 2016.

(d)	Current Report on Form 8-K filed February 24, 2016.

(e)	Current Report on Form 8-K filed March 24, 2016.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing.

Item 5.                                Interests of Named Experts and Counsel.

Certain legal matters in connection with the offering of the securities registered hereunder are being passed upon for the Registrant by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554, a stockholder of the Registrant.

Item 6.                                Indemnification of Directors and Officers.

Article Eighth of the Registrant’s Certificate of Incorporation (the “Certificate of Incorporation”) provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”); or (iv) for any transaction from which the director derived an improper personal benefit.  The Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

As more fully described below, Section 145 of the DGCL permits Delaware corporations to indemnify each of their present and former directors or officers under certain circumstances, provided that such persons acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation. Our Bylaws provide that we will indemnify, to the fullest extent permitted by Delaware law, as the same may be amended from time to time, each of our present and former directors and officers pursuant thereto and in the manner prescribed thereby.

Specifically, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above.

Section 145 of the DGCL also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL.  Our Bylaws provide that we may maintain such insurance.

The Registrant has also entered into customary indemnification agreements with each of its directors.  The indemnification agreements generally require the Registrant to indemnify each director to the fullest extent permitted by law and specify certain procedures relating to the exercise of the directors’ indemnification rights.

Item 8.                      Exhibits.

5	Opinion of Certilman Balin Adler & Hyman, LLP as to the legality of the additional shares of Common Stock being registered by this Registration Statement
23.1	Consent of Marcum LLP
23.2	Consent of Certilman Balin Adler & Hyman, LLP (included in the opinion filed as Exhibit 5 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Suffolk, State of New York, on the 31st  day of March, 2016.

BIORESTORATIVE THERAPIES, INC.

By:	/s/ Mark Weinreb
Mark Weinreb
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Mark Weinreb Mark Weinreb	Chief Executive Officer, President, Chairman of the Board and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	March 31, 2016
/s/ Robert B. Catell Robert B. Catell	Director	March 31, 2016
/s/ John M. Desmarais John M. Desmarais	Director	March 31, 2016
/s/ A. Jeffrey Radov A. Jeffrey Radov	Director	March 31, 2016
/s/ Charles S. Ryan Charles S. Ryan	Director	March 31, 2016
/s/ Paul Jude Tonna Paul Jude Tonna	Director	March 31, 2016

3227109.4

EXHIBIT 5

OPINION OF CERTILMAN BALIN ADLER & HYMAN, LLP

March 31, 2016

BioRestorative Therapies, Inc.
40 Marcus Drive
Melville, New York 11747

Re:          Registration of 1,250,000 shares of Common Stock,
par value $0.001 per share, under the
Securities Act of 1933, as amended

Gentlemen:

In our capacity as counsel to BioRestorative Therapies, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a Registration Statement on Form S-8 being filed contemporaneously herewith by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), covering the issuance of up to an aggregate of 1,250,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Shares”) under the Company’s 2010 Equity Participation Plan (the “2010 Plan”).

In that connection, we have examined the Certificate of Incorporation and the By-Laws of the Company, as amended to date, the Registration Statement and the 2010 Plan and are familiar with corporate proceedings of the Company relating to the adoption of the 2010 Plan.  We have also examined such other instruments and documents as we deemed relevant under the circumstances.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as original, (ii) the conformity to the originals of all documents submitted as certified, photostatic or facsimile copies and the authenticity of the originals, (iii) the legal capacity of natural persons, (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof and (v) the conformity to the proceedings of the Board of Directors of all minutes of such proceedings.  We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares have been duly and validly authorized and, when issued pursuant to the terms of the 2010 Plan, will be duly and validly issued, fully paid and nonassessable.

We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement.

This opinion is as of the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in any of the matters set forth herein.

We are rendering this opinion only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

This opinion is for your exclusive use only and is to be utilized and relied upon only in connection with the matters expressly set forth herein.

Very truly yours,

CERTILMAN BALIN ADLER & HYMAN, LLP

EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of BioRestorative Therapies, Inc. (the “Company”) on Form S-8 of our report dated March 30, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of BioRestorative Therapies, Inc. and Subsidiaries as of December 31, 2015 and 2014 and for the years then ended, appearing in the Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 30, 2016